Exhibit 10.3

CORPORATE PROMISSORY NOTE

AMOUNT: $10,000                                                                                                                                       DATE: November 14, 2003

1. PRINCIPAL

FOR VALUE RECEIVED, Jefferson Capital Interests, Inc. (a Maryland Corporation)), licensed to do business in Florida, whose principal offices are located at 6711 SW 5th Terrace, Miami, Florida 33144 (“Borrower”) promises to pay to the order of:

NAME of LENDER: Arthur Sagoskin
ADDRESS of LENDER: 13659 Spinning Wheel Drive, Germantown, MD 20874

The principal sum of: Ten Thousand Dollars ($10 ,000.00) (The “Principal Sum”), together with annual interest thereon calculated in accordance with the terms and provisions provided below. All sums owing under this Corporate Promissory Note are payable in lawful money of the United States of America.

2. INTEREST

Interest accrued on this note shall be payable at a fixed annual rate of twelve (12%) per cent per annum on the unpaid principal balance, until such time as this note is paid in full. Successive quarterly installments of shall be paid beginning on the 14th of January 2004, and every 90 Days thereafter for a period of twelve (12) months, until the 14th day of October, 2004 (the “Maturity Date”), at which time the entire unpaid Principal Sum, together with accrued interest thereon, shall be due and payable in full, unless otherwise prepaid in accordance with the terms of this Corporate Promissory Note.

3. PREPAYMENT

The Corporate Promissory Note is an unsecured obligation of the Borrower, who at all times during the term of this Note shall have the right to prepay all or any portion of this Corporate Promissory Note on any date, or upon successive dates prior to the Maturity Date. Any prepayments of the Principal Sum received by Lender under and pursuant to this Corporate Promissory Note shall be applied in the following order of priority: (1) First, to any accrued interest due, and unpaid as of the date of such payment, (2) second, to the outstanding Principal Sum.

4. DEFAULT AND REMEDIES

If any required payment of interest and/or principal payable under and pursuant to this Corporate Promissory Note, including the final payment due on the maturity date, is not paid within 10 days (the “Grace Period”) from and including the date upon which it was due, then Borrower shall be deemed to be in default under this Corporate Promissory Note. The remedies of Lender under and pursuant to this Corporate Promissory Note shall be cumulative, concurrent, and may be pursued singly, successively , or together at the sole discretion of Lender. They may be exercised as often as occasion shall occur, and failing to exercise one shall in no event be construed as a waiver or release of all.

5. WAIVERS

Lender shall note be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or connected to by Lender. Lender shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Lender, and then, only to the extent specifically set forth in writing. A waiver on one event shall not be construed as confirming or as a bar to or waiver of any right or remedy to a subsequent event.

6. NOTICES

All notices required under or in connection with this Note, shall be delivered or sent by certified or registered mail, return receipt requested, postage prepaid, to the addresses set forth in Paragraph 1 hereof, or to such other address or any party may designate from time to time by notice to the others in the manner set forth herein. All notices shall be deemed to have been given or made either at the time of delivery thereof to any officer or employee or on the third business day following the time of mailing in the aforesaid manner.

7. COST AND EXPENSES

Borrower shall pay the cost of any revenue tax, or other stamps now or hereafter required by law at any time to be affixed to this note.

8. OPTION

The Lender is hereby given the option to exchange the unpaid Principal Sum and all accrued and unpaid interest for Common Free Trading Shares (with associated Warrants A, B, and C) in the four Interaxx Companies at a rate not greater than $1.00 per share, or at a percentage equal to one third of the trading value of the Common Shares should the stock be trading at less than $3.00 per share at the time of conversion. The distribution of shares will be equal (no percentage in any company greater than 25% of the total) in each of the four companies, unless proceeds from this Corporate Promissory Note were directed specifically for the benefit of one or more of the companies. In that instance, the percentage distribution will be adjusted accordingly.

9. NO PARTNERSHIP OR JOINT VENTURE

Nothing contained in this note or elsewhere shall be construed as creating a partnership or joint venture between Lender and Borrower or between Lender and any other person, or causes the holder of the note to be responsible in any way for the debts or obligations of Borrower or any other person.

10. VENUE AND GOVERNING LAW

The venue for any dispute arising under this Corporate Promissory Note shall be the Circuit Court in and for Dade County, Florida. This Note shall be construed and enforced in accordance with the laws of the State of Florida.

11. DELIVERY OF GOOD FUNDS

The Corporate Promissory Note shall be considered null and void unless good funds are delivered to and received by Borrower via wire transfer to Borrower’s designated banking account, or via FEDERAL EXPRESS or express mail delivery, within 6 business days of Lender’s receipt of this Corporate Promissory Note.

IN WITNESS THEREOF, Borrower has executed this Corporate Promissory Note on the date set forth above.

BORROWER: The Interaxx Group of Companies

By: /s/ Mark A. Wood
            Mark A. Wood, P.E., Vice President and Director